Filed Pursuant to Rule 424(b)(7)

File No. 333-119698

PROSPECTUS SUPPLEMENT NO. 4

(To Prospectus dated September 20, 2005)

$175,000,000

Ocwen Financial Corporation

3.25% Contingent Convertible Senior Unsecured Notes due 2024 and Shares

of Common Stock Issuable upon Conversion Thereof

This prospectus supplement supplements our prospectus dated September 20, 2005, as supplemented on February 8, 2006, March 16, 2006 and May 5, 2006, relating to the offer and sale from time to time by certain of our securityholders of up to $175,000,000 aggregate principal amount of our 3.25% Contingent Convertible Senior Unsecured Notes Due 2024 and the Shares of Common Stock issuable upon conversion of the notes (the “Shares”). We are not selling any notes or Shares and therefore will not receive any proceeds from this offering.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus and previous prospectus supplements. This prospectus supplement is qualified by reference to the prospectus and previous prospectus supplements, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus or the previous prospectus supplements.

The following table sets forth information, as of the date of this prospectus supplement, relating to the beneficial ownership of the notes and Shares by each selling securityholder. The selling securityholders may have sold, transferred or otherwise disposed of all or any portion of their notes or Shares or acquired additional notes since the date on which they provided this information to us.

The table below amends and restates the table of selling securityholders contained under the heading “Selling Securityholders” in the prospectus and previous prospectus supplements.

Name	Principal Amount of Notes That May Be Offered (1)	Percentage of Notes Outstanding	Common Stock Owned Prior to the Offering	Common Stock That May Be Offered	Percentage of Common Stock Outstanding
Acuity Master Fund Ltd.	$2,140,000	1.22%	175,842	175,842	*
ADAR Investment Fund Ltd.	$6,500,000	3.71%	534,100	534,100	*
Akela Capital Master Fund, Ltd.	$5,500,000	3.14%	451,931	451,931	*
Alexandra Global Master Fund Ltd	$7,500,000	4.29%	616,269	616,269	*
Auspicis Ltd	$230,000	*	18,898	18,898	*
Bancroft Convertible Fund, Inc.	$1,500,000	*	123,253	123,253	*
Bernische Lehrerversicher-ungskasse	$1,000,000	*	82,169	82,169	*
BNP Paribas Equity Strategies, SNC	$6,328,000	3.61%	519,967	519,967	*
BTOP Multi Strategy Master Portfolio Ltd	$2,000,000	*	164,338	164,338	*
Calamos Market Neutral Fund – Calamos Investment Trust	$1,500,000	*	123,253	123,253	*

Name	Principal Amount of Notes That May Be Offered (1)	Percentage of Notes Outstanding	Common Stock Owned Prior to the Offering	Common Stock That May Be Offered	Percentage of Common Stock Outstanding
Citigroup Global Markets Inc.	$9,190,000	5.25%	755,135	755,135	1.20%
CNH CA Master Account, L.P.	$2,000,000	1.14%	164,338	164,338	*
Coastal Convertibles Ltd.	$1,950,000	1.11%	160,230	160,230	*
Context Convertible Arbitrage Fund, LP	$575,000	*	47,247	47,247	*
Context Convertible Arbitrage Offshore, LTD	$1,825,000	*	149,958	149,958	*
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	$5,250,000	3.00%	431,388	431,388	*
CQS Convertible and Quantitative Strategies Master Fund Limited	$1,000,000	*	82,169	82,169	*
Credit Industriel D’Alsace Lorraine	$4,000,000	2.29%	328,677	328,677	*
D.E. Shaw Investment Group, L.L.C.	$800,000	*	65,735	65,735	*
D.E. Shaw Valence Portfolios, L.L.C.	$4,200,000	2.4%	345,111	345,111	*
Deam Convertible ARB	$250,000	*	20,542	20,542	*
Deutsche Bank Securities Inc.	$7,500,000	4.29%	616,269	616,269	*
Diaco Investments LP	$560,000	*	46,014	46,014	*
The Drake Offshore Master Fund, Ltd.	$13,000,000	7.43%	1,069,200	1,069,200	1.70%
Ellsworth Convertible Growth and Income Fund, Inc.	$1,500,000	*	123,253	123,253	*
FrontPoint Convertible Arbitrage Fund, L.P.	$1,000,000	*	82,169	82,169	*
Global Bermuda Limited Partnership	$600,000	*	49,301	49,301	*
Grace Convertible Arbitrage Fund, Ltd.	$5,000,000	2.86%	410,846	410,846	*
Highbridge International LLC	$1,500,000	*	123,253	123,253	*
ING Convertible Fund	$3,870,000	2.21%	317,995	317,995	*
ING VP Convertible Fund	$130,000	*	10,682	10,682	*
International Benchmarks Master Fund, Ltd.	$1,400,000	*	115,037	115,037	*
Institutional Benchmarks Master Fund Ltd. c/o SSI Investment Management Inc.	$222,000	*	18,241	18,241	*
Jefferies & Company, Inc. (2)	$250,000	*	20,542	20,542	*
Jefferies Umbrella Fund Global Convertible Bonds (2)	$2,050,000	1.17%	168,447	168,447	*
JMG Capital Partners, LP	$850,000	*	69,843	69,843	*
JMG Triton Offshore Fund, Ltd.	$1,650,000	*	135,579	135,579	*
JP Morgan Securities Inc.	$5,000,000	2.86%	410,846	410,846	*
Kamuntins Street Master Fund, Ltd.	$7,000,000	4.00%	575,185	575,185	*
KBC Financial Products USA Inc.	$6,250,000	3.57%	513,558	513,558	*
Lakeshore International, Ltd.	$2,400,000	1.37%	197,206	197,206	*
LDG Limited	$123,000	*	10,106	10,106	*
Linden Capital LP	$1,000,000	*	82,169	82,169
Lyxor/Context Fund LTD	$325,000	*	26,705	26,705	*
Lyxor/Convertible Arbitrage Fund Limited	$924,000	*	75,924	75,924	*
Man Convertible Bond Master Fund, Ltd.	$5,150,000	2.94%	423,171	423,171	*

Name	Principal Amount of Notes That May Be Offered (1)	Percentage of Notes Outstanding	Common Stock Owned Prior to the Offering	Common Stock That May Be Offered	Percentage of Common Stock Outstanding
Mohican VCA Master Fund, Ltd.	$1,160,000	*	95,316	95,316	*
MSS Convertible Arbitrage 1 c/o TQA Investors, LLC	$6,000	*	493	493	*
National Bank of Canada	$275,000	*	22,596	22,596	*
National Bank of Canada c/o Putnam Lovell NBF Securities Inc.	$2,500,000	1.43%	205,423	205,423	*
Nisswa Master Fund Ltd.	$1,500,000	*	123,253	123,253	*
Pensionkasse Der Antalis AG	$50,000	*	4,108	4,108	*
Pensionkasse Der EMS-Chemie AG	$60,000	*	4,930	4,930	*
Pensionkasse Der EMS-Dottikon AG	$100,000	*	8,216	8,216	*
Pensionkasse Der Rockwell Automation AG	$60,000	*	4,930	4,930	*
Pensionkasse Pluess-Staufer AG	$50,000	*	4,108	4,108	*
Pensionkasse Vantico	$100,000	*	8,216	8,216	*
Personal Vorsorge Der PV Promea	$170,000	*	13,968	13,968	*
Personalfuersorgestiftung Der Gebaudever-sicherung Des Katons Bern	$180,000	*	14,790	14,790	*
Polaris Vega Fund L.P.	$6,600,000	3.77%	542,317	542,317	*
Privilege Portfolio SICAV	$5,000,000	2.86%	410,846	410,846	*
Putnam Convertible Income-Growth Trust	$3,600,000	2.06%	295,809	295,809	*
Pyramid Equity Strategies Fund	$250,000	*	20,542	20,542	*
Ritchie Convertible Arbitrage Trading	$840,000	*	69,022	69,022	*
S.A.C. Arbitrage Fund, LLC	$2,500,000	1.43%	363,988	205,423	*
San Diego County Employees Retirement Association	$1,300,000	*	106,820	106,820	*
Singlehedge US Convertible Arbitrage Fund	$1,400,000	*	115,037	115,037	*
Sphinx Convertible Arb Fund SPC c/o SSI Investment Management Inc.	$155,000	*	12,736	12,736	*
Sphinx Fund c/o TQA Investors, LLC	$134,000	*	11,010	11,010	*
SSI Hedged Convertible Market Neutral L.P.	$123,000	*	10,106	10,106	*
St. Thomas Trading, Ltd.	$2,850,000	1.63%	234,182	234,182	*
Sturgeon Limited	$1,098,000	*	90,022	90,022	*
Sunrise Partners Limited Partnership	$25,050,000	14.31%	2,058,340	2,058,340	3.27%
Tenor Opportunity Master Fund, Ltd	$1,500,000	*	123,253	123,253	*
Tribeca Global Convertible	$4,500,000	2.57%	369,761	369,761	*
TQA Master Fund Ltd.	$1,030,000	*	84,634	84,634	*
TQA Master Plus Fund Ltd.	$1,757,000	1.00%	144,371	144,371	*
Xavex—Convertible Arbitrage 7 Fund c/o TQA Investors, LLC	$253,000	*	20,788	20,788	*
Universal Investment Gesellschaft MBH, REF Aventis	$2,000,000	1.14%	164,338	164,338	*
Zazove Convertible Arbitrage Fund, L.P.	$4,050,000	2.31%	332,785	332,785	*

Name	Principal Amount of Notes That May Be Offered (1)	Percentage of Notes Outstanding	Common Stock Owned Prior to the Offering	Common Stock That May Be Offered	Percentage of Common Stock Outstanding
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC	$197,000	*	16,187	16,187	*
Certain other holders of notes or common stock or future transferees, pledgees, donees of or from any such holder, if identified as described below (3)	$—	—	—	—	—
Total	$175,000,000	100%	—	14,379,627	22.81%

*	Less than one percent (1%).

(1)	The figures in this column are based upon information supplied to us as of May 24, 2006 by the selling securityholders named in the table. As of that date, these selling securityholders had supplied us with information indicating that, collectively, they owned more that $175,000,000 aggregate principal amount of notes, reflecting, we believe, that one or more selling securityholders supplied us with information for inclusion in the table and then sold their notes in transactions exempt from the registration requirements of the Securities Act to persons who also supplied us with information with respect to the same notes. However, since none of this prospectus supplement, the prospectus, the previous prospectus supplements or the registration statement of which the prospectus forms a part will be applicable to any of the notes after they have been publicly sold using a prospectus supplement, the prospectus or the registration statement of which the prospectus forms a part, not more than $175,000,000 aggregate principal amount of notes can be sold under this prospectus supplement, the prospectus, the previous prospectus supplements or the registration statement of which the prospectus forms a part and, accordingly, the $175,000,000 total in this column represents the maximum principal amount of the notes that could be sold under the prospectus, as supplemented, or the registration statement of which the prospectus forms a part.

(2)	Jefferies & Company, Inc. was the initial purchaser of the notes. Additionally, Jefferies & Company, Inc. and its affiliates have performed in the past investment banking, general financing and advisory services for us and our affiliates for which they receive customary fees and expenses.

(3)	Other holders of notes or shares of our common stock issued upon conversion of the notes and common stock not identified in the table above or future transferees, pledgees or donees of or from the holders identified in the table above may be identified by us at a later date by filing a post-effective amendment to the registration statement of which the prospectus is a part or, if permitted under the Securities Act, a prospectus supplement. Such other holders shall not be permitted to sell pursuant to the registration statement unless and until they are specifically identified in a post-effective amendment to the registration statement or, if permitted under the Securities Act, a prospectus supplement.

Investing in the notes and Shares involves risks. See “Risk Factors” beginning on page 6 of the prospectus dated September 20, 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated May 25, 2006.